Exhibit 99.1
Vestin Realty Mortgage I, Inc.
Announces Election of Board of Directors

Las Vegas – June 4, 2008 – Vestin Realty Mortgage I, Inc. (Nasdaq:VRTA) a real estate investment trust (the “Company”) announced that on June 4, 2009, at the Annual Meeting of Stockholders, our stockholders re-elected Michael V. Shustek and Daryl C. Idler, Jr. to the Board of Directors for a three year term, that expires at our 2012 Annual Meeting of Stockholders.  The stockholders also ratified the appointment of Moore Stephens Wurth Frazer and Torbet, LLP as our independent registered public accountants for the fiscal year ending December 31, 2009.

About Vestin Realty Mortgage I, Inc.

Vestin Realty Mortgage I, Inc. is a real estate investment trust (“REIT”) that invests in commercial real estate loans.  As of March 31, 2009, Vestin Realty Mortgage I, Inc. had assets of approximately $36.6 million.  Vestin Realty Mortgage I, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., which is engaged in asset management, real estate lending and other financial services through its subsidiaries.  Since 1995, Vestin Mortgage Inc. has facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to regain profitability or continue to generate positive cash flow from operations; constraints in the credit markets, the availability of take-out financing for our borrowers; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans, declining real estate values in the markets we serve and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Contact:
Steve Stern
Stern And Company
702-240-9533
steve@sdsternpr.com